Item 77C

Scudder S&P 500 Index and Scudder Dividend & Growth Fund, each a series of INVESTMENT TRUST

The Proxy Statements on Schedule 14A for Scudder S&P 500 Fund and Scudder Dividend & Growth Fund, each a series of Investment Trust (File No. 811-00043) is incorporated by reference to the Definitive Proxy Statements for such funds filed with the Securities and Exchange Commission on February 25, 2002 and June 25, 2002, respectively.